BlackRock Muni New York Intermediate Duration Fund, Inc.

FILE #811-21346

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
06/09/2006	TRIBOROUGH BRDG & TUNL	200,000,000	1,000,000

UBS Securities LLC, Bear Stearns & Co. Inc., Citigroup Global Markets Inc.,  J.P. Morgan Securities Inc.,  Lehman Brothers Inc., A.G. Edwards & Sons Inc., Banc of America Securities LLC, First Albany Capital Inc., Loop Capital,  Merrill Lynch & Co.,  Morgan Stanley,

M.R. Beal & Company,  Ramirez & Co. Inc.,  Raymond James & Associates, RBC Capital Markets, Roosevelt & Cross, Inc., Siebert Brandford Shank & Co., Wachovia Bank, National Association

07/12/2006	LONG ISLAND POWER AUTHORITY	532,730,000	5,000,000

Morgan Stanley, Citigroup Global Markets Inc., Goldman Sachs & Co., Lehman Brothers Inc., UBS Securities LLC,

A.G. Edwards & Sons, Inc., Banc of America Securities LLC,  First Albany Capital Inc., First Southwest Company, J.P. Morgan Securities Inc.,  Loop Capital, Merrill Lynch & Co.,  Ramirez & Co. Inc., RBC Capital Markets, Roosevelt & Cross, Inc., Siebert Brandford Shank & Co., Wachovia Bank, National Association

05/25/2007	NEW YORK ST MTG AGY HOMEOWNER MTG	60,000,000	500,000	UBS Securities LLC; Banc of America Securities LLC; Bear, Stearns & Co. Inc.; First Albany Capital Inc.; George K. Baum & Company; Goldman, Sachs & Co.; Merrill Lynch & Co.; Sterne, Agee & Leach, Inc.